Exhibit 10.1


                 MANUFACTURING, DISTRIBUTION & LICENSE AGREEMENT


This Manufacturing, Distribution & License Agreement ("Agreement") is entered into as of January __, 2001 (the "Effective Date"), by and between @POS.COM, INC., a Delaware corporation ("@POS.com") and ID TECH, INC., a Utah corporation ("Licensee").

                                    RECITALS

      @pos.com owns and has the right to license @pos Technology relating to @pos Products, including Point of Sale ("POS") Terminals and associated software, and desires to obtain manufacturing and customer support services for the @pos Products; Licensee desires to offer such manufacturing services to @pos.com and its licensing and sales partners and to obtain a license to market, sell and distribute the @pos Products; and the parties desire that @pos.com license to Licensee the right to use @pos Technology for purposes of manufacturing, marketing, licensing and distribution of @pos Products as specified herein, subject to the terms and conditions herein. Therefore, in consideration of the foregoing and in reliance on the mutual agreements contained herein, the parties agree as follows:

1    DEFINITIONS
1.1 "@POS TECHNOLOGY." The POS Technology, Firmware Technology, SDK Software and Technical Information as defined herein.
1.2 "DOCUMENTATION." The user and technical manuals and other documentation currently available with the POS Terminals or SDK Software.
1.3 "SDK SOFTWARE." The @pos software in binary instruction code form specified in the attached Exhibit A as of the Effective Date, and as may be enhanced by @pos.com.
1.4 "POS TECHNOLOGY." The designs, specifications and other technology, including without limitation software in object code form, utilized or incorporated in the POS Terminals specified in the attached Exhibit A as of the Effective Date, and as may be enhanced by @pos.com.
1.5 "FIRMWARE TECHNOLOGY." The designs, specifications, algorithms, mask works and other technology utilized or incorporated in the @pos Firmware that is included in the POS Terminals specified in the attached Exhibit A as of the Effective Date.
1.6 "@POS PRODUCT(S)." POS Terminal product(s) to be manufactured by Licensee for @pos.com and third parties utilizing or incorporating POS Technology and/or Firmware Technology licensed by this Agreement, as specifically described in Exhibit A.
1.7 "TECHNICAL INFORMATION." Manufacturing information, know-how, trade secrets and other general technology that @pos.com owns or has the right to license as of the Effective Date that may be reasonably necessary for Licensee to manufacture, support, enhance and modify @pos Products based on @pos Technology.
1.8 "@POS IMPROVEMENTS". All improvements, enhancements, updates, upgrades or other modifications to the @pos Technology or @pos Products that are created, developed, invented and/or reduced to practice by @pos.com or Licensee during the term of this Agreement.
1.9 "END-USER LICENSE TERMS." Terms and conditions described in the attached Exhibit B, Sub-License Terms, to be incorporated into an End-User License Agreement by Licensee for use in the distribution of @pos Products to customers for their internal use only and not for resale.
1.10 "PROPRIETARY RIGHTS." Any and all rights in and with respect to patents, copyrights, Confidential Information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise under law, and other similar rights or interests in intellectual or industrial property.
1.11 "INDEMNIFY." To fully defend and indemnify the designated party to be indemnified, its officers, directors, employees, agents and other representatives, and to pay any and all liabilities, losses and damages (including reasonable awards of court costs and attorneys' fees) caused by the indemnifying party (to the extent such liabilities, losses and damages are caused by the indemnifying party) resulting from the subject claim.
1.12 "CONFIDENTIAL INFORMATION." Information (i) relating to the architecture, design, and coding methodology embodied in a party's product (which as to @pos.com shall include but is not limited to the @pos Technology and @pos Products); (ii) embodied herein regarding the terms and conditions of this Agreement; and (iii) disclosed by one party to the other regarding past, present, or future marketing and business plans, customer lists, and lists of prospective customers.
1.12.1 "Confidential Information" includes all tangible materials that contain the information described above, including without limitation, written or printed documents and electronic media. "Confidential Information" does not include (i) information which is or becomes generally known or available through no act or failure to act by the receiving party; (ii) is already known by the receiving party as evidenced by its written records, (iii) is rightfully furnished to the receiving party by a third party without restriction on use or disclosure; or (iv) is independently developed by the receiving party without reference to the disclosing party's Confidential Information.
1.13 "TECHNICAL SUPPORT TERMS." Those terms and conditions set forth in the attached Exhibit C, Technical Support Terms, and by reference incorporated herein.
1.14 "UNITS" shall mean each of the products in the @pos Product List, as described in the attached Exhibit A.
1.15 "MAJOR COMPONENT" shall mean any electronic or mechanical components other than capacitors, resistors, screws, wires, etc.

2    LICENSE  &  RESTRICTIONS
2.1 GRANT OF LICENSE. Subject to the limitations and restrictions provided in this Section 2 and to the other terms and conditions of this Agreement, @pos.com hereby grants, and Licensee hereby accepts, a non-exclusive, limited, worldwide right and license:
2.1.1 USE LICENSE - to use the @pos Technology and only those of @pos.com's Proprietary Rights embodied therein which are necessary or appropriate for purposes of the reasonable exercise and enjoyment of the limited rights granted herein.
2.1.2 @POS IMPROVEMENTS LICENSE - to develop improvements, enhancements, updates, upgrades or other modifications to the @pos Technology, only on such terms as are set forth in Section 3.2 herein.
2.1.3 MANUFACTURING LICENSE - to reproduce, make and have made the @pos Products incorporating @pos Technology into finished Units suitable for marketing and distribution in accordance with the terms and conditions hereof.
2.1.4 DISTRIBUTION LICENSE - to market, distribute and sublicense the @pos Technology only as a component of @pos Products, only in Object Code form, and only to (i) End-Users through a single tier of distribution consisting only of sales personnel with face-to-face contact with End-Users, and/or (ii) to End-Users by Resellers through multiple channels of distribution.


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2.1.5     END-USER  SUBLICENSES - to grant sublicenses for the @pos Technology as incorporated in @pos Products to End-Users only for internal use and not for redistribution, only in conformity with the Sublicense Terms set forth in Exhibit B attached hereto, and only in the form of Licensee's license agreement which permits the End-User to view and indicate consent to the license terms prior to using the @pos Product.
2.1.6 RESELLER SUBLICENSES - to grant sublicenses for the @pos Technology to Resellers only for redistribution of @pos Products, only in conformity with the Sublicense Terms, only in written form and signed by the Reseller.
2.1.7 SDK SOFTWARE LICENSES - to use and copy the SDK Software and to distribute one (1) copy with each @pos Product.
2.2 NON-EXCLUSIVE LICENSE. The license granted herein is non-exclusive. @pos.com may license or distribute its @pos Technology both on a standalone basis and as combined with other products without restriction.
2.3 USE & DISTRIBUTION LIMITATION. Licensee may use and distribute @pos Technology solely as utilized by or incorporated in @pos Products. Licensee shall not distribute @pos Technology independently of such @pos Products.
2.4 SDK SOFTWARE LIMITATION. Licensee may use and distribute SDK Software in object code form only, and solely in the form of license agreement attached hereto as Exhibit B, or as otherwise agreed by @pos.com in writing. Licensee shall not reverse engineer, decompile or disassemble SDK Software. Licensee shall not distribute SDK Software independently of such @pos Products.
2.5 RESTRICTION ON PROMOTIONAL COPIES. Notwithstanding terms to the contrary contained herein, distribution of promotional or demonstration copies of @pos Products by Licensee without payment of fair market value in money is authorized, but only in quantities which are reasonably expected to stimulate sales of @pos Products while not damaging any interest of @pos.com.
2.6 TRADEMARK RIGHTS. Licensee may market, promote, sell and distribute @pos Products and the Documentation under Licensee's or its customers' trademarks; provided that Licensee shall include @pos.com's copyright notice on all copies of the @pos Products and Documentation, unless otherwise agreed upon on a case-by-case basis for private label products. Licensee shall not otherwise use such trademarks for any other purpose without the prior written approval of @pos.com.
2.7 EXPORT. @pos Products, including associated technical data, are subject to U.S. export control laws and may be subject to export or import regulation in other countries. Licensee agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import @pos Products. If @pos.com obtains a U.S. Bureau of Export Administration export classification code number(s) for the SDK Software, @pos.com shall supply the code(s) to Licensee. Licensee shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings and registrations as may be necessary or advisable for the performance of the terms and conditions of this Agreement, including without limitation, fair trade approvals.
2.8 RETAINED RIGHTS. Any and all rights that are not expressly granted to Licensee in this Agreement are retained by @pos.com. Licensee acknowledges that this Agreement does not license or grant any proprietary or intellectual property rights of any nature of @pos.com other than as expressly provided by this Agreement.

3    OWNERSHIP
3.1 @POS TECHNOLOGY. Except for the limited rights granted to Licensee under this Agreement, @pos.com owns all right, title and interest, including intellectual property rights, in the @pos Technology and @pos Products. Licensee acquires only a limited license for the @pos Technology under this Agreement and does not acquire any rights of ownership of any Proprietary Rights embodied therein. All right, title and interest in and to the Proprietary Rights embodied in the @pos Technology shall at all times remain the property of @pos.com or its licensors.
3.2 @POS IMPROVEMENTS. @pos.com shall have exclusive ownership and all right, title and interest in and to any and all @pos Improvements created by @pos.com. Licensee may create or develop @pos Improvements only with the prior written consent of @pos.com. To the extent that Licensee may create or develop any @pos Improvements associated with @pos Products, @pos.com and Licensee shall have joint ownership of such @pos Improvements, except for @pos Improvements relating to manufacturing processes or component technology which shall be solely owned by Licensee. Each party agrees to grant to the other party a royalty-free license to use and incorporate any @pos Improvements with @pos Products during the term of this Agreement. To the extent of any @pos Improvements relating to mechanical or electrical designs approved by @pos.com, @pos.com shall grant to Licensee a non-exclusive license to use and incorporate such @pos Improvements with @pos Products during the term of this Agreement. @pos.com shall have a right of first refusal to create any @pos Improvements which Licensee would like to be developed. Licensee retains all Proprietary Rights in any @pos Improvements owned solely by Licensee that may have use for other products.
3.3 CONFIDENTIAL INFORMATION. Each party acknowledges that the other party may disclose its Confidential Information to the other in the performance of this Agreement. Each party further acknowledges the other party's assertion that the other party's Confidential Information is deemed to include valuable trade secrets and confidential business information proprietary to the other party and/or third parties. Accordingly, each party shall (i) keep the Confidential Information disclosed by the other party confidential; (ii) use and disclose such Confidential Information only with the receiving party's employees and contractors who have a need to know and only for the purposes of fulfilling this Agreement; (iii) disclose such Confidential Information to the receiving party's professional advisors for such party's internal business, and (iv) as may be required by law.
3.4 CONFIDENTIALITY OF @POS TECHNOLOGY. Specifically regarding the @pos Technology, Licensee agrees and acknowledges that the @pos Technology embodies valuable trade secrets proprietary to @pos.com. Accordingly, Licensee shall take all reasonable measures to protect the @pos Technology from unauthorized access, disclosure, and use, including without limitation, the placement of any proprietary rights notice on the @pos Products that is mutually agreed to by the parties. Licensee shall not:
3.4.1 Distribute, transfer, loan, rent, or provide access to the @pos Technology, except as provided herein; or
3.4.2 Except as permitted in Section 3.5 below, remove or modify any proprietary rights notice on or in the @pos Products without the express written permission of @pos.com.
3.4.3 Reverse engineer, disassemble or decompile the @pos Technology or SDK Software for any purpose.
3.4.4 Market or distribute any products which are competitive with the @pos Products and @pos Technology, including without limitation any point of sale terminals or Web-enabled devices accepting payments; components such as MSR, bar code and smart card readers are not included.
3.5 INJUNCTIVE RELIEF. The parties hereby agree that any breach of this Section 2 in full regarding Proprietary Rights would constitute irreparable harm, and that the aggrieved party shall be entitled to specific performance and/or injunctive relief in addition to other remedies at law or in equity.
3.6  PROPRIETARY  RIGHTS  NOTICES.  Except  as  may  be otherwise provided under
     Section 2.6 herein, Licensee agrees to reproduce @pos.com's Proprietary Rights notices associated with the @pos Products as mutually agreed by the parties. In addition, Licensee shall place the following proprietary notices in the hard copy or electronic user manual or help file for any @pos Products into which the @pos Technology is incorporated in the place where Licensee gives credit to other third party developers:
          "This Product includes @pos.com(TM) Technology. ID Tech, Inc. is a licensed user of the trademark "@pos.com", and that trademark is owned by @pos.com, Inc. All Rights Reserved."

4    DUTIES  &  RESPONSIBILITIES  OF  @POS.COM
4.1 DUTIES OF @POS.COM. @pos.com shall at its expense unless otherwise provided: (a) Manufacture SDK Software units for shipment to Licensee; (b) Ship SDK Software units to Licensee as required under Section 5 hereof; (c) Provide technical support only to Licensee in accordance with the terms herein; @pos.com shall charge additional fees for technical support other than as provided herein at reasonable or market rates to be determined on a case-by-case basis; and (d) Assign two individuals in customer relations and technical support to work directly with Licensee.


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4.2  PURCHASE  ORDERS  &  FORECASTS.  Upon the Effective Date of this Agreement,
     @pos.com shall deliver (a) a firm Purchase Order to Licensee for @pos Products required to be manufactured and shipped during the initial 90 day period of this Agreement, and (b) a Forecast for the 90 day period immediately following. Licensee shall reject or request in writing a modification of @pos Product quantities, delivery dates or shipment terms only within 10 days of receipt of a Purchase Order or such Order shall be deemed accepted and a binding contract shall result; @pos.com shall accept or reject in writing any Licensee modifications to a Purchase Order within 10 days of receipt or such modifications shall be deemed accepted and a binding contract shall result. In the event that Licensee does not timely accept @pos.com's initial Purchase Order, @pos.com shall not be obligated to comply with the requirements of the rolling Forecast for the initial 90 day period. Thereafter during the term of this Agreement, @pos.com shall provide monthly rolling Forecasts to Licensee due no later than the 28th of each month, with fixed terms for the initial 90 day period after the Effective Date (no change), firm terms for the 91 to 120 day period after the Effective Date (up or down 25%), and flexible terms for the 121 to 180 day period after the Effective Date (up or down 100%). Each Forecast will encompass orders delivered directly by @pos.com and orders expected to be assigned to Licensee through @pos.com sales efforts. The first Forecast shall be due to Licensee upon the Effective Date of this Agreement, with any IBM orders in the first forecast to be guaranteed by @pos.com on mutually agreed prices and terms. Upon full production, Licensee shall use all best efforts to generate orders in a quantity equal to that generated by @pos.com during the term of this Agreement after start-up production, training and sales/marketing program is defined.
4.3 DESIGN & TECHNICAL SUPPORT. @pos.com shall provide design and technical support directly to Licensee or Licensee's designee only as set forth herein. During the start-up phase of its operations under this Agreement, @pos.com shall provide document transfer services, training, production setup, pilot runs and service and repairs training. Thereafter, @pos.com shall provide Level III technical support relating to design of @pos Products and @pos Technology engineering issues only and Licensee shall be solely responsible for all Level I and Level II customer support.
4.4 DEVELOPMENT. @pos.com shall be responsible for all ongoing development and support of the SDK Software and Firmware Technology, including training and assistance in upgrades, modifications and changes to installed Units. The parties anticipate that a separate Development Agreement may be negotiated in the future that will provide for Licensee's assumption of a greater role in modification and support of the SDK software and Firmware Technology.
4.5  REGULATORY  REQUIREMENTS.  @pos.com shall provide training, information and
     sources   for   key   injection   in  production  and  specific  regulatory
     requirements for the United States market only. Licensee shall have all responsibilities for ascertaining and meeting the specific regulatory certification and payment processing requirements for all non-United States markets. Primary responsibility for related modifications to hardware and firmware/software for the respective markets shall be that of @pos.com and Licensee, respectively.
4.6 STANDARD OF PERFORMANCE. @pos.com shall use reasonable efforts to perform the responsibilities described above.

5    DUTIES  &  RESPONSIBILITIES  OF  LICENSEE
5.1 DUTIES OF LICENSEE. During the term of this Agreement, Licensee shall at its expense: (a) Manufacture finished Units of @pos Products utilizing or incorporating the @pos Technology pursuant to @pos or third party Purchase Orders that have been accepted by Licensee, specifying descriptions, quantity, prices, delivery dates and locations; (b) Produce trade dress, End-User documentation to be defined and approved by Licensee and packaging as required for @pos Products; (c) Design and print product advertising and collateral materials for the @pos Products after approval by Licensee and marketing plan; (d) Develop and implement positioning strategies for the @pos Products; (e) Provide suitable press releases and public relations efforts for the marketing and sale of @pos Products; (f) Promote, market, and distribute the @pos Products directly and/or through Resellers; (g) Comply with all limitations and restrictions on marketing and distribution provided in Section 2.; and (h) Assign two individuals in business development and technical issues to work directly with @pos.com.
5.2 PRODUCT WARRANTIES. Licensee shall be solely responsible for all product warranties, repairs and service for all Units of @pos Products manufactured pursuant to it obligations under this Agreement. Furthermore, Licensee shall offer and provide continuing warranty and post-warranty repairs and service for all existing @pos.com customers of @pos Products disclosed by @pos.com on terms and conditions to be mutually agreed between the parties, including without limitation: the disclosure by @pos.com of the total number of currently installed Units, information concerning current service companies, maintenance costs (material, labor, handling charges, etc.), and MTBF records for all Major Components and Units.
5.3 ENGINEERING & TECHNICAL SUPPORT. Licensee shall provide ongoing component engineering support for the designs of all @pos Products manufactured pursuant to the rights granted under this Agreement, for which @pos.com may assist as required on technical specifications and requirements. Licensee shall also provide all Level I customer support (common issues resolved with minimal customer contact) and all Level II customer support (application specific issues which may involve Licensee specialists and several customer contacts for resolution) for all @pos Products manufactured by Licensee.
5.4 THIRD PARTY MANUFACTURING SERVICES. In consideration for the rights granted herein, Licensee agrees that it shall provide manufacturing services for @pos Products for any other @pos.com licensees of @pos Technology at mutually agreed upon commercially reasonable rates. @pos.com agrees to waive any Fees due on any @pos Products manufactured by Licensee for other licensees of @pos Technology. @pos.com shall introduce Licensee to new @pos.com licensing partners when such relationships are established.
5.5 STANDARD OF PERFORMANCE. Licensee shall use commercially reasonable efforts in accordance with generally accepted industry standards to manufacture the @pos Products and to perform the marketing, distribution and support responsibilities described above.

6    FEES,  PAYMENTS,  ACCOUNTING  &  AUDIT
6.1 PRODUCT LICENSE FEES. In consideration of the rights granted by @pos.com to Licensee herein, Licensee shall pay to @pos.com License Fees as royalties for each Unit of @pos Products manufactured and sold pursuant to this Agreement in accordance with Exhibit D of this Agreement. The License Fees are competitive with fees charged by @pos.com to other licensees that perform the same services as ID Tech under this Agreement.
6.2  FIRMWARE  &  APPLICATION  LICENSE  FEES.  Licensee  shall  pay  to @pos.com
     Firmware & Application License Fees for each Unit of @pos Products sold pursuant to this Agreement in accordance with Exhibit D of this Agreement.
6.3 SALES COMMISSION FEES. Licensee shall pay to @pos.com Sales Commission Fees for all sales orders generated and assigned by @pos.com to and accepted by Licensee during the initial 180 day period after the Effective Date of this Agreement, and for a 180 day period for all new sales orders thereafter, in accordance with Exhibit D of this Agreement.
6.4 PAYMENT TERMS. Licensee shall make all payments of the Fees set forth herein in accordance with Exhibit D of this Agreement.
6.5 TAXES. Licensee shall be responsible for and pay all taxes imposed by applicable laws on the manufacturing, marketing and sale of the @pos Products and any other aspect of the performance of this Agreement, except those based on the income of @pos.com. In the event that @pos.com is required to or does pay such tax, Licensee shall reimburse the full amount of such payment immediately upon receipt of written notice thereof from Licensor.
6.6 BOOKS, RECORDS & AUDITS. For a period of one year following the shipment of the subject @pos Products, Licensee shall maintain complete and accurate records of all units of the @pos Products manufactured and shipped by Licensee. @pos.com shall have the right, upon reasonable prior written notice no more than once in any consecutive 12 month period, through an independent public accounting firm reasonably acceptable to Licensee to examine the books, records and accounts of Licensee relating to Licensee's replication of the SDK Software and marketing of the @pos Products, for the purposes of verifying Licensee's compliance with the terms and conditions of this Agreement. All information regarding Licensee's business received in any such examination shall be held in confidence. The expenses of such audits shall be borne by @pos.com unless the audit reveals an underpayment by Licensee of greater than five (5%) percent, in which case the audit shall be at the reasonable cost of Licensee.


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7    WARRANTIES
7.1 @POS.COM'S LIMITED WARRANTY. For a period of one (1) year commencing from the date of shipment of @pos Products to an End-User by Licensee or its Reseller, @pos.com warrants that (i) the @pos Technology incorporated in the @pos Products will operate substantially in conformance with all material specifications, and (ii) the SDK Software will perform substantially in accordance with the Documentation and be free of material defects. For any failure of the @pos Technology or SDK Software to meet the foregoing warranty, @pos.com shall replace or correct the @pos Technology or SDK Software, or if such replacement or correction is not effected within a reasonable period of time after Licensee's notice of the failure (which shall in any event be no later than 30 days after Licensee's notification to @pos.com of the failure), @pos.com shall refund to Licensee the fees paid to @pos.com for the affected @pos Products.
7.2 DISCLAIMER. OTHER THAN THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, @POS.COM DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, @POS.COM MAKES NO REPRESENTATION OR WARRANTY THAT THE @POS TECHNOLOGY IS FIT FOR ANY PARTICULAR PURPOSE. IF A JURISDICTION DOES NOT ALLOW THE EXCLUSION OR LIMITATION OF IMPLIED WARRANTIES, THE ABOVE
     LIMITATION  MAY  NOT  APPLY.  LICENSEE  EXPRESSLY  ACKNOWLEDGES  THAT  NO
     REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR THE DOCUMENTATION HAVE BEEN MADE RESPECTING THE GOODS OR SERVICES TO BE PROVIDED HEREUNDER, AND THAT LICENSEE HAS NOT RELIED ON ANY REPRESENTATION NOT EXPRESSLY SET OUT HEREIN OR THEREIN.
7.3 LICENSEE'S WARRANTY. Licensee shall represent and warrant that each @pos Product manufactured under this Agreement shall be free from defects and workmanship and materials for a period of one (1) year from the date of shipment of @pos Products to End-Users by Licensee or Resellers. Licensee is free to offer separate and additional warranty terms regarding the @pos Products in Licensee's name only, but Licensee shall not bind @pos.com to such additional terms.
7.4 RIGHTS WARRANTIES: @pos.com warrants that it has the authority to enter into this Agreement and the right to grant the rights and licenses granted to Licensee herein without breach of obligation to any third party;
          No part of the @pos Technology infringes any patents, copyrights, trademarks or similar property rights, or any privacy, personality or moral rights, and was not developed on the basis of misappropriated trade secrets of third parties; The SDK Software is designed to be used prior to, during and after the calendar year 2000 AD, and will operate during each such period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing: (i) the SDK Software will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references centuries of more than one century;
          (ii)  the  SDK  Software  has  been  designed  to  ensure  year  2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; (iii) the SDK Software includes "year 2000 capabilities", which means the SDK Software (1) will manage and manipulate data involving dates, including single century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results with such dates; and (2) provides that all date-related user interface functionalities and data fields include the indication of century; and
          (3) provides that all date-related data interface functionalities include the indication of century; @pos.com hereby represents and warrants that the SDK Software, and any prior or subsequent versions thereof (including any components thereof), as of the Effective Date and throughout the term hereof, does not contain any virus, Trojan horse, worm, or other software routine designed to permit unauthorized access to the associated computer system, or to disable, erase or otherwise damage software, hardware, or data, or to perform other similar actions; and does not contain or implement any back door, time bomb, software lockout key or device, drop dead device, or other software routine designed to disable a computer program, either automatically with the passage of time or under the positive control of a person other than Licensee.

8    INDEMNIFICATION
8.1 LICENSEE'S INDEMNITY FOR PRODUCT LIABILITY & @POS PRODUCT WARRANTIES. Subject to the terms and conditions provided herein regarding all Indemnities and to the extent caused by the @pos Products (excluding the @pos Technology), Licensee shall Indemnify @pos.com from and against any third party product liability or warranty claims regarding the @pos Products to the extent that such product liability or warranty claim is not caused by the @pos Technology. @pos.com shall indemnify Licensee from any third party product liability or warranty claims regarding the @pos Technology.
8.2 RIGHTS INDEMNITIES. Subject to the terms and conditions provided herein regarding all Indemnities, each party shall Indemnify the other party against any breach or alleged breach by the party of any of the representations or warranties stated herein.
8.3 INFRINGEMENT INDEMNITY OF LICENSEE. Subject to the terms and conditions hereof, Licensee shall Indemnify @pos.com against any third party claim that any material that is not supplied by @pos.com which Licensee uses or combines with the @pos Technology or @pos Products (excluding the @pos Technology) infringes any Proprietary Right of a third party.
8.4 INFRINGEMENT INDEMNITY OF @POS.COM. Subject to the terms and conditions hereof, @pos.com shall Indemnify Licensee against any third party claim that the @pos Technology used or distributed within the scope of this Agreement infringes any Proprietary Right of a third party.
8.5 INFRINGEMENT INDEMNITY TERMS & CONDITIONS. The infringement Indemnities shall not apply to the extent that any third party's infringement claim is based upon modifications, enhancements and other revisions to the material which have been made by Indemnified party or by parties operating under license from or authorization by the Indemnified party without the consent or authority of the indemnifying party. In the event of any injunction or ruling of infringement of @pos Technology by a court, or if @pos.com reasonably believes any such ruling is likely, @pos.com shall, at its expense and after notice to and consultation with Licensee, at @pos.com's option either: (a) modify the subject infringing material so as not to infringe, or replace such infringing material with a material that does not infringe; provided, however, that any modified or replacement material provided by @pos.com shall have the same functionality, operating characteristics, compatibility and interoperability as the infringing material being modified or replaced; or (b) @pos.com shall obtain a license for Licensee to continue using the subject material, free of any future liability from the claiming party.
8.6 CONDITIONS TO ALL INDEMNITIES. All Indemnities are subject to the following conditions: (a) The Indemnified party notifies the Indemnifying party promptly in writing after being apprised of the claim; (b) The Indemnifying party has sole control of the defense and all related settlement negotiations, subject to the right of Indemnified party to participate in and monitor such defense, at its own cost and option and through its own counsel, for the purpose of consulting with the Indemnifying party's counsel; (c) The Indemnified party provides the Indemnifying party with the assistance, information, and authority reasonably necessary to perform as required above, provided that reasonable costs and expenses incurred by the Indemnified party in providing such assistance and information will be reimbursed by the Indemnifying party.


Confidential                         Page 4                   Licensee Agreement

9    LIMITATION  OF  LIABILITY
9.1 LIMITATION TO ACTUAL DAMAGES. Except for infringement Indemnities, each party's liability to the other party for damages from any cause whatsoever, and regardless of the form of the action, whether in contract, tort (including negligence), product liability or otherwise, will be limited to actual damages only and in the total amount of the sums paid to @pos.com under this Agreement.
9.2 LIMITED LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER IN ANY EVENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING ANY DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION), EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE.

10   TERM  &  TERMINATION
10.1 TERM OF AGREEMENT. Subject to earlier termination as described in Section 10.2, this Agreement shall have an initial term of three (3) years commencing on the Effective Date (the "Initial Term"). Thereafter, this Agreement will be automatically renewed for additional successive terms of one (1) year (a "Renewal Term"), unless either party gives ninety (90) days prior written notice of intent not to renew this Agreement.
10.2 TERMINATION. The parties may terminate this Agreement upon mutual written consent or either party may terminate this Agreement:
10.2.1 for any or no reason effective at the end of the Initial Term or any Renewal Term, upon written notice to the other party at least ninety
          (90)  days  prior  to  the  end  of such Initial Term or Renewal Term;
10.2.2 for any or no reason at any time during the Initial Term or any Renewal Term, upon written notice to the other party at least one hundred and fifty (150) days prior to the effective date of termination;
10.2.3 in the event that the other party commits a material breach hereof, which breach is not cured within sixty (60) days following written notice of breach from the non-breaching party;
10.2.4    immediately  upon written notice to the other party for any breach of
          Section  3  hereof;  or
10.2.5 without notice, in the event that the other party shall have ceased business, been adjudged bankrupt or insolvent under applicable bankruptcy laws, made an assignment for the benefit of creditors, filed a petition in bankruptcy or for reorganization or if there should be any transfer or change in the controlling interest in, or a material change in the management, of the other party.
10.3 Notwithstanding any provision contained herein to the contrary, following the termination or expiration of this Agreement, (i) Licensee and its Resellers shall have the right to market and distribute any remaining @pos Products in inventory; (ii) the rights and licenses granted by Licensee and Resellers to End-Users with respect to the @pos Products shall continue in full force and effect, and (ii) @pos.com hereby grants to Licensee the rights and licenses reasonably necessary or appropriate to continue such marketing and distribution as set forth in this Section, and to provide training with respect to and support the @pos Products in accordance with the End-User license agreements.
10.4 CONTINUING OBLIGATIONS. The following obligations shall survive the expiration or termination hereof and the distribution and support grace period provided above: (i) any and all warranties, limitations of liability and Indemnities granted by either party herein, (ii) any covenant granted herein for the purpose of protecting the Proprietary Rights of either party or any remedy for breach thereof, (iii) the payment of taxes, duties, or any money to @pos.com hereunder, and (iv) the payment of taxes, duties, or any money to Licensee hereunder.

11   DISPUTE  RESOLUTION
11.1 NEGOTIATION. Except for actions to protect Proprietary Rights and to enforce an arbitrator's decision hereunder, all disputes, controversies and claims arising out of the terms, operation or interpretation of this Agreement shall be initiated by a written demand for negotiation and resolution, documented in writing, and escalated through the appropriate levels of management of each party, up to and including a corporate officer responsible for this Agreement, until resolution of the issue is achieved or those officers agree that the dispute cannot be resolved.
11.2 ARBITRATION. If the dispute cannot be resolved by negotiation as provided above within thirty (30) days from the date of the written demand for resolution, the dispute shall be resolved by binding arbitration under the American Arbitration Association Commercial Arbitration rules then in effect and held in San Francisco, California USA. As a minimum set of rules in the proceeding, the parties agree as follows: (a) The arbitration proceeding shall be conducted by a single arbitrator mutually acceptable to the parties. If the parties cannot agree on a single arbitrator within fifteen (15) days after the date written demand for the appointment of an arbitrator is made, each party shall identify one independent individual, and these individuals shall then meet to appoint a single arbitrator. The arbitrator shall be knowledgeable regarding the high technology and software industries; (b) The parties shall equally bear the costs and fees of the arbitration proceeding, and each party shall bear its own legal expense; (c) Any arbitration proceeding hereunder shall be conducted on a confidential basis; (d) The arbitrator shall specify the basis of his/her decision and the basis for any damages awarded. The decision of the arbitrator shall be considered as a final and binding resolution of the dispute and may be entered as judgment in any court of competent jurisdiction in the United States. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such decision, award, order, or judgment; (e) The parties shall agree upon what, if any, discovery will be made available. If the parties cannot agree on the form of discovery within fifteen (15) days of the written demand for the appointment of the arbitrator, there shall be neither discovery nor the issuance of subpoenas. In no event, however, shall any such discovery take more than one (1) month; (f) Neither party shall sue the other where the basis of the suit is a disagreement arising directly under the express terms of this Agreement except for (i) injunctive relief for Infringement or misappropriation of Proprietary Rights, or (ii) enforcement of the arbitrator's decision in the event the other party is not performing in accordance with the arbitrator's decision.

12   GENERAL  PROVISIONS
12.1 NOTICES. All notices shall be given in writing and shall be effective when either (i) served by personal delivery, (ii) upon receipt of mail sent as certified mail, return receipt requested, or (iii) upon receipt of facsimile transmission if verified by a written or electronic record of the transmission, provided that any such communication is addressed to the parties at their respective addresses and/or facsimile numbers set forth below, or to such other address or numbers as either party may later specify by written notice or provide as part of the performance of this Agreement.
          If  to  @pos.com:
               @pos.com,  Inc.,
               3051  North  First  Street
               San  Jose,  California  USA  95134
                    Contact:  Legal  Department
                    Telephone:  408/468-5400
                    Facsimile:  408/433-0774

          If  to  Licensee:
               ID  TECH,  Inc.
               655  North  Berry  Street,  Suite  G
               La  Brea,  California  USA  92821
                    Contact:  Legal  Department
                    Telephone:  714/990-1343
                    Facsimile:  714/990-4318

12.2 MERGER; AMENDMENT. This Agreement shall not be considered an offer by either party and it shall not be effective until signed by both parties. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and merges all prior communications, understandings, and agreements. This Agreement may be modified only by a written agreement signed by the parties.
12.3 INDEPENDENT CONTRACTORS. The relationship of the parties is that of independent contractor, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the parties. Licensee shall have no authority to enter into agreements of any kind on behalf of @pos.com and shall not have the power or authority to bind or obligate @pos.com in any manner to any third party.


Confidential                         Page 5                   Licensee Agreement

12.4 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.
12.5 NO IMPLIED WAIVERS. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of such provision, or any other provision, or of the right of such party thereafter to enforce any provision hereof.
12.6 GOVERNING LAW. This Agreement shall be construed under the laws of the State of California, without regard to its conflicts of law provisions.
12.7 FORCE MAJEURE. Neither party shall be liable for damages for any delay or failure of delivery arising out of causes beyond their reasonable control and without their fault or negligence, including, but not limited to, Acts of God, acts of civil or military authority, fires, riots, wars, or embargoes.
12.8 MULTIPLE COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.
12.9 ASSIGNMENT. Licensee shall not assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, without @pos.com's prior written consent. Any attempted assignment or delegation in contravention of this provision shall be void and ineffective and shall be deemed to be a material breach hereof. @pos.com shall have the right to enter into a sub-contract with third parties for the performance of any of its obligations under this Agreement.
12.10 ATTACHED EXHIBIT(S). This Agreement includes the attached Exhibits listed below, which are hereby incorporated in this Agreement by reference: A:
     Description of @pos Technology; B: Sublicense Terms; C: Technical Support Terms; D: Fees & Payment Terms.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed below.

--------------------------------------------------------------------------------
@POS.COM,  INC.                        |          ID  TECH,  INC.:
--------------------------------------------------------------------------------
By:                                    |          By:
                                       |
--------------------------------------------------------------------------------
I have the authority to bind           |          I have the authority to bind
the Corporation                        |          the  Corporation
Title:                                 |          Title:
--------------------------------------------------------------------------------




Confidential                         Page 6                   Licensee Agreement

                   EXHIBIT A - DESCRIPTION OF @POS TECHNOLOGY


          This Exhibit is intended to be part of the attached Agreement made and entered into by and between @pos.com and Licensee.



     SDK  SOFTWARE  -

     POS  TECHNOLOGY  -

     FIRMWARE  TECHNOLOGY  -

     @POS  PRODUCT  LIST  -

                         iPOS  TC  Point-Of-Sale  Terminal


                         iPOS  3100  Point-Of-Sale  Terminal


                         1500  Point-Of-Sale  Terminal



END  OF  DESCRIPTION  OF  @POS  TECHNOLOGY  EXHIBIT

                          EXHIBIT B - SUBLICENSE TERMS

  This Exhibit is intended to be part of the attached Agreement made and entered into by and between @pos.com and Licensee.

MANDATORY  TERMS  FOR  LICENSEE'S  END-USER  LICENSE  AGREEMENT

     Licensee's End User License Agreement shall contain the following protections in all material respects: Proprietary Rights Provisions: (i) an acknowledgment that although copyrighted, the @pos Products embodies valuable trade secrets proprietary to @pos.com and/or @pos.com's suppliers, (ii) a covenant prohibiting disassembly and decompilation of the SDK Software, (iii) a covenant prohibiting the copying of the SDK Software, except for a reasonable number of back-up copies, and (iv) a covenant prohibiting the End-User from providing access to the SDK Software to any person for any purpose other than processing the End-User's internal data for the intended use of the SDK Software.

     Restricted Rights: If this Product is acquired by or for the U.S. Government, then it is provided with Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c.) (1) (ii.) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, or subparagraph (c.) (1) and (2) of the Commercial Computer Software-Restricted Rights at 48 CFR 52.227-19, or clause 18-52.227-86(d) of the NASA Supplement to the FAR, as applicable. The contractor/manufacture is ID Tech, Inc., 655 North Berry Street, Suite G, La Brea, California USA 92821.

MANDATORY  TERMS  FOR  LICENSEE'S  RESELLER  LICENSE  AGREEMENT

     Licensee's Reseller License Agreement shall contain the following protections, in all material respects:

     Licensing Restriction. The license agreement shall provide for (i) a prohibition of modification of the @pos Products; and (ii) distribution in accordance with applicable terms and conditions hereof.

     Flow-Down Provisions for End-User Licenses. Licensee shall require by written contracts, signed by all Resellers that the mandatory provisions for End-Users provided above are maintained throughout the channel of distribution for @pos Products.

     END  OF  SUBLICENSE  TERMS  EXHIBIT

                      EXHIBIT  C - TECHNICAL SUPPORT TERMS

     This Exhibit is intended to be part of the attached Agreement made and entered into by and between @pos.com and Licensee.

     1.     DEFINITIONS
1.1 Capitalized terms used in this Exhibit and not otherwise defined shall have the same meaning as set forth in the body of the Agreement. As used herein, the following words shall have the meanings set out below:
1.2 "Error." A programming error, logic error, or defect within the SDK Software which causes it to operate incorrectly or otherwise not in conformity with the associated Documentation and that is reproducible by @pos.com from the SDK Software units delivered by @pos.com hereunder.
1.3 "Fix." The repair or replacement of Object Code versions of the SDK Software to remedy an Error.
1.4 "Priority A Error." An Error which renders the SDK Software inoperative or causes the SDK Software to substantially fail.
1.5 "Priority B Error." An Error which substantially degrades the performance of the SDK Software or materially restricts use of the Licensed Software.
1.6 "Priority C Error." An Error that causes only a minor impact on the use of the SDK Software.
1.7 "Update." A maintenance release of the SDK Software and/or released revisions to the SDK Software which are intended to improve efficiency or to incorporate additional or alternative functionality, such release being denoted as a SDK Software Update by @pos.com in its generally published programs and policies.
1.8 "Upgrade." A new release of the SDK Software which incorporates substantial additional or alternative functionality, such release being denoted as a SDK Software Upgrade by @pos.com in its generally published programs and policies.
1.9 "Workaround." A change in the procedures followed or data supplied by a SDK Software user to avoid an Error without substantially impairing use of the SDK Software.
2.     TECHNICAL  SUPPORT  SERVICES
2.1 Error Correction. @pos.com agrees to provide to Licensee Error correction services as described below. Licensee shall provide written documentation of the Error to assist @pos.com to reproduce same with @pos.com's master copy of the SDK Software.
2.1.1 Priority A Errors. Within twenty four (24) hours of learning of a Priority A Error, @pos.com shall assign @pos.com engineers to correct the Error; provide Licensee with periodic reports on the status of the corrections; and initiate work to provide Licensee with a Workaround or Fix. @pos.com shall provide Licensee with such Workaround or Fix within two (2) business days.
2.1.2 Priority B Errors. Within forty eight (48) hours of learning of a Priority B Error, @pos.com shall assign @pos.com engineers to correct the Error; provide Licensee with periodic reports on the status of the corrections; and initiate work to provide Licensee with a Workaround or Fix. @pos.com shall provide Licensee with such Workaround or Fix within seven (7) business days, and @pos.com shall use commercially reasonable efforts to include the Fix for the Error in the next regular maintenance release within ninety (90) calendar days.
2.1.3 Priority C Errors. @pos.com shall use commercially reasonable efforts to include the Fix for the Error in the next major release of the SDK Software.
2.1.4 Errors not Caused by the SDK Software. If @pos.com reasonably believes that a problem reported by Licensee may not be due to an Error in the SDK Software, @pos.com will so notify Licensee. At that time, Licensee may (i) instruct @pos.com to proceed with problem determination at its possible expense as set forth below, or (ii) instruct @pos.com that Licensee does not wish the problem pursued at its possible expense. If Licensee requests that @pos.com proceed with problem determination at its possible expense and @pos.com reasonably determines that the Error was not due to an Error in the SDK Software, @pos.com shall immediately stop further work and so inform Licensee, and Licensee shall pay @pos.com, at @pos.com's then-current consulting rates, for all work performed in connection with such determination, plus actual and reasonable expenses incurred therewith. Licensee shall not be liable under this
Section 2.1.4 for problem determination or repair to the extent that problems are due to Errors in the SDK Software, nor shall Licensee be liable for work performed under this Section 2.1.4 in excess of its instructions or after Licensee has notified @pos.com in accordance with the terms hereof that it no longer wishes work on the problem determination to be continued at its possible expense.
2.2 Updates and Upgrades. @pos.com shall provide to Licensee at no additional charge copies of every Update and Upgrade within 90 days of the time that @pos.com makes any Update and Upgrade available for any other operating system platform. Updates and Upgrades shall be provided in the form of master diskette(s) which shall be copied and distributed to End-Users by Licensee at Licensee's cost and expense, in which case Licensee shall be entitled to compensation or credit equal to the actual and reasonable duplication and shipping costs incurred by Licensee for Updates and Upgrades which are required for Fixes of Priority A and/or Priority B Errors against any royalties or fees which are currently payable to @pos.com. Following the availability and release of any Upgrade to Licensee, @pos.com shall continue to provide technical support services only for the then-current Upgrade and the version or Upgrade immediately prior to the then-current Upgrade.
2.4 Telephone Support. @pos.com shall provide reasonable telephone consultation with respect to the SDK Software to Licensee from 9:00 am to 5:00 pm Eastern time, Monday through Friday, excluding holidays. @pos.com shall maintain a sufficient number of telephone lines to ensure a timely response and to otherwise perform its obligations hereunder.
2.5 Technical Contacts. Each party will designate one of its employees as its principal technical contact for the other party for technical issues related to this Agreement. Each party may change its technical contact upon giving written notice to the other party of the name of the new technical contact.
2.6 No Support To End-Users. The technical support services to be rendered by @pos.com hereunder shall be rendered solely to Licensee and not to any End-Users. Communications and transactions with End-Users shall be the sole responsibility of Licensee or its Resellers.
2.7 Exclusions. Notwithstanding any other provisions of this Agreement to the contrary, the technical support obligations of @pos.com shall not apply to Errors to the extent due to any of the following: (i) misuse of the SDK Software, (ii) unauthorized modification of the SDK Software (excluding modification made in accordance with this Agreement or reasonably contemplated by the parties), (iii) failure by End-Users to utilize compatible computer and networking hardware and software, (iv) interaction with software or firmware not provided or recommended by @pos.com, (v) any change in applicable operating system software, or (vi) the failure of an End-User to install any Update or to maintain Upgrade levels at least to the release immediately prior to the then-current Upgrade (subject to Section 2.3 above).
3.     TERM;  TECHNICAL  SUPPORT  FEES
3.1 Term. The term of these Technical Support Terms shall coincide with the term of the license for the SDK Software. Upon the expiration or termination of the license for the SDK Software, these Technical Support Terms shall terminate.
3.2 Fees. Unless otherwise provided herein, the technical support services to be provided hereunder shall be at no additional charge; however, Licensee shall be responsible for reimbursement of @pos.com's Reimbursable Expenses (as set forth in Section 3.3 below) incurred in the performance of technical support services and subject to Licensee's prior written approval. Payment terms are net thirty (30) days.
3.3 Reimbursable Expenses. Actual and reasonable expenses that are reimbursable hereunder shall include actual and reasonable expenses for required materials, and travel, lodging, and meal expenses.
END  OF  TECHNICAL  SUPPORT  TERMS  EXHIBIT

                        EXHIBIT D - FEES & PAYMENT TERMS

     This Exhibit is part of the attached Agreement made and entered into by and between @pos.com and Licensee.

1. PRODUCT LICENSE FEES. In partial consideration of the rights granted by @pos.com to Licensee hereunder, Licensee shall pay @pos.com the following royalty payments as License Fees for each Unit of @pos Products sold by
     Licensee:
                 iPOS  TC  -    $75.00  /  Unit

                 iPOS  3100  -  $40.00  /  Unit

                 1500  -        $20.00  /  Unit

2. FIRMWARE & APPLICATION LICENSE FEES. As additional consideration for the rights granted by @pos to Licensee hereunder, Licensee shall pay @pos.com the Firmware and Application License Fees for each Unit of @pos Products sold by Licensee and based on features to be selected by End-Users in such amounts to be separately set forth in orders by End-Users or determined by @pos.com in its sole discretion.

3. SALES COMMISSION FEES. Licensee shall pay @pos.com Sales Commissions Fees of 10% of Gross Revenues received for all Orders for @pos Products by End-Users generated by @pos.com and assigned to Licensee. "Gross Revenues" shall mean the total amounts invoiced by Licensee to End-Users for @pos Products and whether paid by check, cash, credit or otherwise, but excluding any sales tax, value added and equivalent taxes which are collected by Licensee on or behalf of any government body. This 10% Commission Fee shall be paid to @pos.com, no later then 30 days after Licensee receives full payment. All End-User prices and terms shall be pre-approved based upon pricing terms and conditions mutually agreed upon by @pos.com and Licensee.

4. PAYMENT TERMS. Licensee shall provide @pos.com with Monthly Reports no later than 15 calendar days after the end of every month which specifies in sufficient detail the total quantities of all @pos Products shipped and the Fees due for such @pos Products. All such amounts shall be paid within 45 days after the end of each month of shipment for all sales of @pos Products. All sums shall be paid in United States Dollars by wire transfer to A bank account to be specified by @pos.com.


END  OF  FEES  &  PAYMENT  TERMS  EXHIBIT


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